                                        Exhibit 99.1

Stronghold Digital Mining Reports Fourth Quarter and Year-End 2021 Results and Provides Operational Update

NEW YORK, March 29, 2022 – Stronghold Digital Mining, Inc. (Nasdaq: SDIG) (“Stronghold,” or the “Company”) today reported financial results for its fourth quarter and full year ended December 31, 2021, and provided an operational update.

Fourth Quarter and Year-End 2021 and Recent Operational and Financial Highlights
•Removed approximately 264,561 tons of coal refuse and returned approximately 141,876 tons of beneficial use ash to waste coal sites during the fourth quarter, facilitating the remediation of these sites.
•As of December 31, 2021, we had received a total of 14,700 miners with total hash rate capacity of approximately 1.3 exahash per second (“EH/s”). As of March 24, 2022, we had received approximately 25,200 miners with total hash rate capacity of approximately 2.3 EH/s.
•As of March 24, 2022, we have entered into purchase agreements for an additional 29,400 miners to be delivered with total hash rate capacity of approximately 3.0 EH/s, including 11,700 miners with total hash rate capacity of approximately 1.2 EH/s associated with the delayed and uncertain order from MinerVa Semiconductor Corp. (“MinerVa”).
•On March 28, 2022, we restructured our existing data center hosting agreement on favorable terms to obtain an additional 2,675 miners at a cost of $37.50 per terahash per second and temporarily reduced the profit share to be received by the partner while incorporating performance thresholds until the data center build-out is complete.
•Secured approximately $54 million in equipment financing on December 15, 2021 with NYDIG ABL, LLC (“NYDIG”).
•Initially amended the existing equipment financing agreement with WhiteHawk Finance LLC (the “WhiteHawk Agreement”) to extend the final MinerVa delivery date from December 31, 2021 to April 30, 2022 and subsequently amended the WhiteHawk Agreement to remove all MinerVa miners from the collateral package in exchange for other miners and a $25 million increase in the total advance.
•Provided thorough and transparent response to congressional inquiry addressed to U.S. Bitcoin miners regarding their environmental footprints.
•Total liquidity at March 28, 2022 is approximately $50 million, comprising approximately $27 million in cash, including the approximately $24 million funded by WhiteHawk Finance LLC on March 28, 2022 under the amended WhiteHawk Agreement, approximately $5 million in unrestricted digital currencies and approximately $18 million in availability under existing financing agreements.
Management Commentary
“We built Stronghold and consummated our IPO with the goal of becoming a leading Bitcoin miner, with core principles of being vertically integrated, delivering low costs, and having positive impacts on the environment and the communities in which we operate; these principles remain intact,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “Over the past few months, we have faced significant headwinds in our operations which have materially impacted recent financial performance and have led us to re-assess our near-term growth plans. We no longer believe targeting 8.0 EH/s by the end of 2022 is achievable, given the current circumstances, and we will focus on installing and optimizing the performance of the miners that we have already ordered while maximizing our financial flexibility.”

“Specific to our contract with MinerVa, deliveries have been well short of the timelines in the contract and subsequently communicated to us by MinerVa. We are continuously evaluating all means of extracting value because of this shortfall.”

“We remain steadfast in our focus on creating shareholder value and leveraging our low-cost power assets and our highly experienced management team to continue building a great and enduring company.”

Cryptocurrency Mining Update
As of December 31, 2021, Stronghold had received approximately 14,700 miners with total hash rate capacity of 1.3 EH/s, of which more than 8,000 miners were hashing over 0.8 EH/s. For the fourth quarter of 2021, Stronghold averaged a hash rate of approximately 0.3 EH/s, and, for the first quarter of 2022, the Company estimates it will average a hash rate of approximately 0.9 EH/s. As of March 24, 2022, the Company had received approximately 25,200 miners with total hash rate capacity of approximately 2.3 EH/s, of which approximately 20,500 miners were hashing approximately 1.9 EH/s.

The Company’s hash rate has been negatively impacted by delays in miner deliveries, delays in datacenter buildout, and operational challenges at its Scrubgrass power plant (the “Scrubgrass Plant”). To date, Stronghold has only received approximately 3,300 of the total 15,000 miners ordered from MinerVa, despite an initial delivery deadline of December 31, 2021. This delivery deadline was later revised to April 30, 2022 based on communications with MinerVa. Stronghold continues to have active dialogue with MinerVa regarding its delivery schedule and operational capabilities, but the Company does not have sufficient information from MinerVa to provide an update or a timeline on future deliveries, or if the Company can expect any future deliveries. Additionally, the performance of MinerVa’s miners has been below expectations, with hash rates ranging from 50% to 70% of the expected capacity, compared to 90%+ for a standard performing machine. The Company is actively working to improve MinerVa miner performance and evaluating all appropriate avenues to extract value from the MinerVa miners and contract. The most recent batch of MinerVa machines are showing improved performance; however, the Company is evaluating all available remedies at its disposal.

Going forward, Stronghold plans to put a greater emphasis on spot-market miner purchases for future miner acquisitions. This approach is intended to mitigate risks associated with delivery delays, manufacturers and fundamentals of the Bitcoin market, including future Bitcoin pricing and network hash rate. To date, the Company has experienced success with this component of its miner procurement strategy, as miners from several open-market purchases have been installed within weeks from entering into purchase agreements.

Excluding MinerVa, Stronghold has approximately 21,900 miners delivered, of which approximately 18,500 miners are hashing, and approximately 17,700 additional miners ordered with hash rate capacity of approximately 1.8 EH/s. This includes 12,000 Bitmain S19j Pro miners, which are contracted to be delivered in six equal monthly installments beginning in April 2022, and 1,800 Bitmain S19 XP miners, which are contracted to be delivered in six equal monthly installments beginning in July 2022. Total hash rate capacity associated with these deliveries from Bitmain Technologies Limited is over 1.4 EH/s. Additionally, the Company expects to receive approximately 2,300 miners from Northern Data PA, LLC (“Northern Data”) and approximately 1,600 miners from Cryptech Solutions, Inc. associated with the purchases announced on December 20, 2021. On March 28, 2022, we restructured our existing data center hosting agreement on favorable terms to obtain an additional 2,675 miners at cost of $37.50 per terahash per second and an increased share of the profitability of the miners operating under this agreement until key operational performance thresholds are met and the data center build-out is complete.

Stronghold continues to expand its datacenter capacity as part of its vertically integrated business model. The Company has manufactured 101 one-megawatt (“MW”) StrongBoxes, its modular datacenter containers, as of March 24, 2022. While manufacturing of StrongBoxes has progressed as planned, there have been delays in third-party datacenter deliveries associated with a joint venture, which contributed to lower hash rates in the fourth quarter of 2021 and the beginning of 2022. To date, only four of 24 datacenter containers have been commissioned under the joint venture. Stronghold has mitigated these impacts by installing the joint venture miners in StrongBoxes, where Stronghold does not pay a profit share, and expects this approach to offset any future delays.

As of December 31, 2021 and March 28, 2022 Stronghold held on its balance sheet approximately 182 Bitcoin and approximately 340 Bitcoin, respectively.

Power Assets Update
Stronghold owns and operates approximately 165 MW of power generation capacity through its Scrubgrass Plant (83.5 MW) and its Panther Creek power plant (the “Panther Creek Plant”) (80 MW), both coal refuse reclamation-to-energy facilities located in Pennsylvania. These plants generate power from coal refuse, which is a waste byproduct of legacy coal mining operations. The Commonwealth of Pennsylvania has designated coal refuse as a Tier II Alternative Energy Source, making the facilities eligible to earn renewable energy credits.

During the fourth quarter of 2021 and continuing into 2022, the Scrubgrass Plant had downtime that was greater than anticipated and operated at a lower utilization than expected, driven largely by mechanical issues. The upgrades that are necessary to improve utilization of the Scrubgrass Plant have taken longer than expected and are more extensive than originally anticipated; although Stronghold expects these investments to be completed in the second half of 2022. Once finished, the Scrubgrass Plant is expected to be operational at nameplate capacity with high uptime and low operating costs, in line with original expectations, however, we expect to incur additional maintenance expenses of approximately $5 million over the next several months.

The Panther Creek Plant’s operational results, including power generation, uptime and operating costs have been in line with expectations and the Company has prioritized installing miners at the Panther Creek Plant due to its currently better performance over the Scrubgrass Plant. The Company expects hash rate, capital efficiency and cash flow to be further optimized for the Panther Creek Plant over the course of 2022.

Stronghold estimates the capacity of its current power assets is sufficient to power over 4 EH/s of mining capacity. The Company continues to evaluate opportunities to acquire additional power generation assets, including a third coal refuse reclamation facility with 112 MW of power generation capacity that has been under a non-binding letter of intent to purchase since 2021.

Fourth Quarter 2021 Financial Results
Revenues in the fourth quarter increased 1,721% to $17.0 million compared to $0.9 million in the same quarter a year ago. The increase is primarily attributable to higher energy generation and crypto asset mining revenues.

Operating expenses in the fourth quarter increased 1,641% to $31.3 million compared to $1.8 million in the same quarter a year ago. The increase is primarily attributable to higher operating costs at the Company’s power assets to facilitate higher and more consistent power generation capacity for energy operations and cryptocurrency operations, in addition to higher general and administrative costs as Stronghold scales its organizational structure.

Net loss for the fourth quarter of 2021 was ($17.5) million compared to net income of $0.2 million for the same quarter a year ago.

Adjusted EBITDA for the fourth quarter was $0.3 million, compared to ($0.7) million for the same quarter a year ago (see reconciliation of Non-GAAP financial measures).

Net cash used by operating activities in the fourth quarter was ($17.5) million compared to $0.9 million of net cash provided by operating activities in the same quarter a year ago.

Stronghold ended the quarter with approximately $31.8 million in cash and approximately $68.5 million in debt.

Full Year 2021 Financial Results
Revenues for the full year 2021 increased 651% to $30.9 million compared to $4.1 million in the prior year period. The increase is primarily attributable to higher energy generation and crypto asset mining revenues.

Operating expenses for the full year 2021 increased 714% to $53.1 million compared to $6.5 million in the prior year period. The increase is primarily attributable to higher operating costs at the Company’s power assets to facilitate higher and more consistent power generation capacity for energy and cryptocurrency operations, in addition to higher general and administrative costs as Stronghold scales its organizational structure.

Net loss for the full year 2021 of ($27.3) million compared to a net loss of ($0.1) million in the prior year period.

Adjusted EBITDA for the full year 2021 was ($1.6) million, which is essentially unchanged compared to ($1.8) million for the prior year period (see reconciliation of Non-GAAP financial measures).

Net cash used by operating activities for the full year 2021 was ($5.7) million compared to $0.6 million of net cash provided by operating activities in the prior year period.

Liquidity and Capital Resources
Stronghold ended 2021 with total liquidity of approximately $75 million, comprising approximately $32 million in cash, approximately $8 million in unrestricted digital currencies and approximately $35 million in availability under its existing equipment financing agreements. Since the end of 2021, the Company has entered into a new equipment financing agreement with NYDIG for approximately $13 million. The Company also amended the WhiteHawk Agreement, increasing the total advance amount by $25 million, which amount was drawn immediately in full. Stronghold’s total liquidity as of March 28, 2022 is approximately $50 million, comprising approximately $27 million in cash, including the approximately $24 million funded by WhiteHawk Finance LLC on March 28, 2022 under the amended WhiteHawk Agreement, approximately $5 million in unrestricted digital currencies and approximately $18 million in availability under existing equipment financing agreements. Stronghold believes its liquidity position, combined with expected operating cash flow and the proceeds of additional financings, will be sufficient to meet all existing commitments and fund operations. The Company also believes that incremental liquidity can be created through proceeds related to Bitcoin miner fleet management and optimization, including potential miner sales and through additional equipment financing agreements, if necessary.

Operational challenges and delays in receiving miners impacted the Company’s cash on hand and growth plans. In aggregate, the Company estimates these factors have negatively impacted its cash on hand by approximately $40 million to $45 million as of March 24, 2022 compared to its previous internal estimates.

Financial and Operational Guidance

Delays in miner deliveries and datacenter buildout, along with operational challenges at the Scrubgrass Plant, have negatively impacted the Company’s 2022 cash flow and capital expenditure expectations. Accordingly, Stronghold believes a change to its near-term growth forecast is warranted and is therefore no longer targeting an 8.0 EH/s hash rate exiting 2022. To maximize flexibility and preserve capital, Stronghold plans to receive and install its existing miner deliveries at its two company-owned power assets. Based on current orders and assuming operations of received miners that perform in line with expectations, Stronghold estimates achieving a hash rate capacity of up to 5.5 EH/s at year end, if the remaining MinerVa miners are delivered, and 4.3 EH/s if no additional MinerVa miners are delivered. The Company is providing guidance of installing 4.1 EH/s of hash rate capacity by the end of the year, which is based on the capacity of the data centers at its Scrubgrass Plant and Panther Creek Plant; however, this may be adversely impacted by factors discussed herein and in the risk factors to our Annual Report on Form 10-K filed on March 29, 2022. The Company also estimates that upgrades at the Scrubgrass Plant will be completed in the second half of 2022, which should allow the Scrubgrass Plant to operate at expected utilization.
Conference Call
Stronghold will host a conference call today, March 29, 2022, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time with an accompanying presentation) to discuss these results. A question-and-answer session will follow management's presentation.

To participate, please dial the appropriate number at least ten minutes prior to the start time and ask for the Stronghold Digital Mining conference call.

U.S. dial-in number: 1-844-705-8583
International number: 1-270-215-9880
Conference ID: 2964549

The conference call will broadcast live and be available for replay here.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 12, 2022 at 8:00 p.m. Eastern time.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Conference ID: 2964549

About Stronghold Digital Mining, Inc.
Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel; our ability to raise capital to fund business growth; our ability to enter into purchase agreements and acquisitions; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on March 29, 2022. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
CURRENT ASSETS
Cash	$ 31,790,115	$ 303,187
Digital currencies	7,718,221	228,087
Digital currencies restricted	2,699,644	—
Accounts receivable	2,111,855	65,900
Due from related party	—	302,973
Prepaid insurance	6,301,701
Inventory	3,372,254	396,892
Other current assets	661,640	65,831
Total Current Assets	54,655,430	1,362,870
EQUIPMENT DEPOSITS	130,999,398	—
PROPERTY, PLANT AND EQUIPMENT, NET	166,657,155	7,814,199
LAND	1,748,440	—
BONDS	211,958	185,245
SECURITY DEPOSITS	348,888	—
TOTAL ASSETS	$ 354,621,269	$ 9,362,314
CURRENT LIABILITIES
Current portion of long-term debt-net of discounts/issuance fees	50,099,372	449,447
Forward sale contract	7,116,488	—
Related-party notes	—	2,024,250
Accounts payable	28,650,659	8,479,187
Due to related parties	1,430,660	698,338
Accrued liabilities	5,053,957	828
Total Current Liabilities	92,351,136	11,652,050
LONG-TERM LIABILITIES
Asset retirement obligation	973,948	446,128
Contract liabilities	187,835	40,000
Economic Injury Disaster Loan	—	150,000
Paycheck Protection Program Loan	841,670	638,800
Long-term debt-net of discounts/issuance fees	18,378,841	482,443
Total Long-Term Liabilities	20,382,294	1,757,371
Total Liabilities	112,733,430	13,409,421
Commitments and contingencies
Common Stock – Class V, $0.0001 par value; 34,560,000 shares authorized and 27,057,600 shares issued and outstanding	301,052,617	—
Total redeemable common stock	301,052,617	—
STOCKHOLDERS’ DEFICIT & PARTNERS’ DEFICIT
General partners	—	(2,710,323)
Limited partners	—	(1,336,784)
Non-controlling – Series A convertible preferred units with shares of Class V common stock. 1,152,000 issued and outstanding as of December 31, 2021	37,670,161	—
Common Stock – Class A, $0.0001 par value; 685,440,000 shares authorized and 20,016,067 shares issued and outstanding	2,002	—
Accumulated deficit	(338,709,688)	—
Additional paid-in capital	241,872,747	—
Stockholders’ deficit or partners’ deficit	(59,164,778)	(4,047,107)
Total	241,887,839	(4,047,107)
TOTAL LIABILITIES, REDEEMABLE COMMON AND DEFICIT	$ 354,621,269	$ 9,362,314

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended,		Twelve months ended,
	Dec 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020
OPERATING REVENUES
Energy	$ 5,995,244	$ 5,454	$ 11,870,817	$ 518,397
Capacity	1,886,645	614,203	4,238,921	2,816,457
Cryptocurrency hosting	555,247	252,413	2,297,489	252,413
Cryptocurrency mining	8,593,155	118,001	12,494,581	339,456
Other	(21,468)	(56,210)	13,329	191,661
Total operating revenues	17,008,822	933,860	30,915,137	4,118,384
OPERATING EXPENSES
Fuel	6,679,122	433,218	13,190,828	389,633
Operations and maintenance	9,452,590	709,603	15,492,763	3,305,833
General and administrative	8,577,949	493,800	14,955,626	2,269,525
Impairments on digital currencies	1,403,988	—	1,870,274	—
Depreciation and amortization	5,144,172	158,421	7,607,721	558,630
Total operating expenses	31,257,821	1,795,041	53,117,213	6,523,621
NET OPERATING LOSS	(14,248,999)	(861,181)	(22,202,076)	(2,405,237)
OTHER INCOME (EXPENSE)
Interest expense	(2,027,904)	(177,633)	(4,622,655)	(205,480)
Gain on extinguishment of EIDL advance	—	—	—
Gain on extinguishment of PPP loan	—	10,000	638,800	10,000
Realized gain (loss) on sale of digital currencies	—	26,869	149,858	31,810
Changes in fair value of warrant liabilities	(1,045,311)	—	(1,143,809)	—
Changes in fair value of forward sale derivative	(116,488)		(116,488)
Derivative contracts, net	—	—	—	1,207,131
Waste coal credit	600	1,180,710	47,752	1,188,210
Other	(55,233)	—	(6,712)	28,572
Total other income	(3,244,336)	1,039,946	(5,053,253)	2,260,243
NET LOSS	$ (17,493,335)	$ 178,765	$ (27,255,329)	$ (144,994)
NET LOSS – attributable to predecessor	$ (238,948)		$ (238,948)
NET LOSS – attributable to non-controlling interest	$ (9,072,294)		$ (15,803,234)
NET LOSS – Stronghold Digital Mining, Inc	$ (8,182,092)		$ (11,213,147)
NET LOSS attributable to Class A Common Shares
Basic	$ (0.52)		$ (2.03)
Diluted	$ (0.52)		$ (2.03)
Class A Common Shares Outstanding
Basic	16,093,014		5,518,752
Diluted	16,093,014		5,518,752

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (27,255,329)	$ (144,994)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and Amortization	7,607,721	558,630
Accretion of asset retirement obligation	—	21,821
Forgiveness of PPP loan	(638,800)	(10,000)
Realized loss on sale of derivatives	—	505,747
Realized gain on sale of digital currency	(149,858)	(31,810)
Write-off of bad debts	244,924
Amortization of debt issuance costs	1,404,732	—
Stock Compensation	4,015,324	—
Impairments on digital currencies	1,870,274	—
Changes in fair value of warrant liabilities	1,143,809	—
Changes in fair value of forward sale derivative	116,488	—
(Increase) decrease in assets:
Digital currencies	(12,494,581)	(339,456)
Accounts receivable	(1,176,239)	70,618
Prepaid Insurance	588,808	—
Due from related party	302,973	(302,975)
Inventory	(1,417,689)	132,591
Other current assets	(2,619,911)	(7,871)
Increase (decrease) in liabilities:
Accounts payable	17,395,556	546,719
Due to related parties	268,182	(448,868)
Accrued liabilities	4,981,013	(2,929)
Contract liabilities	147,835	40,000
NET CASH PROVIDED BY (USED) OPERATING ACTIVITIES	(5,664,768)	587,223
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of digital currencies	584,387	158,615
Acquisition of Panther Creek, net of cash acquired	(3,914,362)	—
Purchase of land	(21,439)	—
Purchase of reclamation bond	(26,712)	—
Purchase of property, plant and equipment; including construction in progress	(122,640,861)	(1,986,401)
Equipment purchase deposits	(130,999,398)	—
NET CASH USED IN INVESTING ACTIVITIES	(257,018,385)	(1,827,786)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(16,283,900)	(292,292)
Payments on financed insurance premiums	(2,590,788)	—
Proceeds from promissory note	39,100,000	—
Proceeds from master equipment financing agreements	41,435,466	—
Proceeds from equipment financed	517,465	—
Proceeds from PPP loan	841,670	638,800
Proceeds from private placements net of fees	96,786,629	—
Initial Public Offering proceeds, net of fees	131,537,789	—
(Payments) proceeds on EIDL Loan	(150,000)	160,000

(Repayments) proceeds on related-party notes	(2,024,250)	2,024,250
Buyout of Aspen Interest	(2,000,000)	—
Forward sale contract prepayment	7,000,000	—
Distributions paid	—	(1,121,151)
NET CASH PROVIDED BY FINANCING ACTIVITIES	294,170,081	1,409,607
NET INCREASE IN CASH	31,486,928	169,044
CASH – BEGINNING OF YEAR	303,187	134,143
CASH – END OF YEAR	$ 31,790,115	303,187

Use and Reconciliation of Non-GAAP Financial Measures
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented. See reconciliation below.

Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-K for the year ended December 31, 2021. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net Income (loss)	$ (17,493.3)	$ 178.8	$ (27,255.3)	$ (145.0)
Interest, net	2,027.9	177.6	4,622.7	202.5
Income Taxes	—	—	—	—
Depreciation and amortization	5,144.2	158.4	7,607.7	558.6
Impairment of digital currencies	1,404.0	—	1,870.3	—
Realized gains and losses on the sale of long-term assets	—	—	—	—
One time non-recurring expenses	5,282.7	—	7,070.4	—
Expenses related to stock-based compensation	2,768.8	—	4,015.3	—
(Gains)/Losses on derivative contracts	—	—	—	(1,207.1)
Waste coal credits	(0.6)	(1,180.7)	(47.8)	(1,188.2)
Gain on extinguishment of debt	—	—	(638.8)	—
Realized (gain)/loss on sale of digital currencies	—	(26.9)	(149.9)	(31.8)
Changes in fair value of forward sale derivative	116.5	—	116.5	—
Changes in fair value of warrant liabilities	1,045.3	—	1,143.8	—
Adjusted EBITDA	$ 295.3	$ (692.8)	$ (1,645.1)	$ (1,811.0)

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
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